Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MSG Networks Inc.:

We consent to the use of our report dated August 18, 2016, with respect to the consolidated financial statements, related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting of MSG Networks Inc., incorporated by reference herein.

/s/ KPMG LLP

New York, New York

February 2, 2017